The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated May 13, 2024

May , 2024	Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Callable Buffered Return Enhanced Notes Linked to the S&P 500® Futures Excess Return Index due May 25, 2029

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek early exit prior to maturity at a premium if we elect to redeem the notes early, in whole but not in part, at our option on any of the Optional Call Payment Dates.
•	The earliest date on which the notes may be redeemed early is June 3, 2025.
•	The notes are also designed for investors who seek an uncapped return of at least 2.60 times any appreciation of the S&P 500® Futures Excess Return Index, which we refer to as the Index, at maturity, if the notes have not been redeemed early.
•	Investors should be willing to forgo interest payments and be willing to lose up to 80.00% of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about May 22, 2024 and are expected to settle on or about May 28, 2024.
•	CUSIP: 48135MMN5

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $11.25 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $960.30 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $940.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-I dated April 13, 2023, underlying supplement no. 1-I dated April 13, 2023 and the prospectus and prospectus supplement, each dated April 13, 2023

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Index: The S&P 500® Futures Excess Return Index (Bloomberg ticker: SPXFP)

Call Premium Amount: The Call Premium Amount with respect to each Optional Call Payment Date is set forth below:

•	1st Optional Call Payment Date:	19.00000% × $1,000
•	2nd Optional Call Payment Date:	20.58333% × $1,000
•	3rd Optional Call Payment Date:	22.16667% × $1,000
•	4th Optional Call Payment Date:	23.75000% × $1,000
•	5th Optional Call Payment Date:	25.33333% × $1,000
•	6th Optional Call Payment Date:	26.91667% × $1,000
•	7th Optional Call Payment Date:	28.50000% × $1,000
•	8th Optional Call Payment Date:	30.08333% × $1,000
•	9th Optional Call Payment Date:	31.66667% × $1,000
•	10th Optional Call Payment Date:	33.25000% × $1,000
•	11th Optional Call Payment Date:	34.83333% × $1,000
•	12th Optional Call Payment Date:	36.41667% × $1,000
•	13th Optional Call Payment Date:	38.00000% × $1,000
•	14th Optional Call Payment Date:	39.58333% × $1,000
•	15th Optional Call Payment Date:	41.16667% × $1,000
•	16th Optional Call Payment Date:	42.75000% × $1,000
•	17th Optional Call Payment Date:	44.33333% × $1,000
•	18th Optional Call Payment Date:	45.91667% × $1,000
•	19th Optional Call Payment Date:	47.50000% × $1,000
•	20th Optional Call Payment Date:	49.08333% × $1,000
•	21st Optional Call Payment Date:	50.66667% × $1,000
•	22nd Optional Call Payment Date:	52.25000% × $1,000
•	23rd Optional Call Payment Date:	53.83333% × $1,000
•	24th Optional Call Payment Date:	55.41667% × $1,000
•	25th Optional Call Payment Date:	57.00000% × $1,000
•	26th Optional Call Payment Date:	58.58333% × $1,000
•	27th Optional Call Payment Date:	60.16667% × $1,000
•	28th Optional Call Payment Date:	61.75000% × $1,000
•	29th Optional Call Payment Date:	63.33333% × $1,000
•	30th Optional Call Payment Date:	64.91667% × $1,000
•	31st Optional Call Payment Date:	66.50000% × $1,000
•	32nd Optional Call Payment Date:	68.08333% × $1,000
•	33rd Optional Call Payment Date:	69.66667% × $1,000
•	34th Optional Call Payment Date:	71.25000% × $1,000
•	35th Optional Call Payment Date:	72.83333% × $1,000
•	36th Optional Call Payment Date:	74.41667% × $1,000
•	37th Optional Call Payment Date:	76.00000% × $1,000
•	38th Optional Call Payment Date:	77.58333% × $1,000
•	39th Optional Call Payment Date:	79.16667% × $1,000
•	40th Optional Call Payment Date:	80.75000% × $1,000
•	41st Optional Call Payment Date:	82.33333% × $1,000
•	42nd Optional Call Payment Date:	83.91667% × $1,000
•	43rd Optional Call Payment Date:	85.50000% × $1,000
•	44th Optional Call Payment Date:	87.08333% × $1,000
•	45th Optional Call Payment Date:	88.66667% × $1,000
•	46th Optional Call Payment Date:	90.25000% × $1,000
•	47th Optional Call Payment Date:	91.83333% × $1,000
•	final Optional Call Payment Date:	93.41667% × $1,000

Upside Leverage Factor: At least 2.60 (to be provided in the pricing supplement)

Buffer Amount: 20.00%

Pricing Date: On or about May 22, 2024

Original Issue Date (Settlement Date): On or about May 28, 2024

Optional Call Payment Dates*: June 3, 2025, June 26, 2025, July 25, 2025, August 27, 2025, September 25, 2025, October 27, 2025, November 28, 2025, December 26, 2025, January 27, 2026, February 26, 2026, March 26, 2026, April 27, 2026, May 28, 2026, June 25, 2026, July 27, 2026, August 27, 2026, September 25, 2026, October 27, 2026, November 27, 2026, December 28, 2026, January 27, 2027, February 25, 2027, March 25, 2027, April 27, 2027, May 27, 2027, June 25, 2027, July 27, 2027, August 26, 2027, September 27, 2027, October 27, 2027, November 26, 2027, December 28, 2027, January 27, 2028, February 25, 2028, March 27, 2028, April 27, 2028, May 25, 2028, June 27, 2028, July 27, 2028, August 25, 2028, September 27, 2028, October 26, 2028, November 28, 2028, December 28, 2028, January 25, 2029, February 27, 2029, March 27, 2029 and April 26, 2029

Observation Date*: May 22, 2029

Maturity Date*: May 25, 2029

Early Redemption:

We, at our election, may redeem the notes early, in whole but not in part, on any of the Optional Call Payment Dates at a price, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount applicable to that Optional Call Payment Date. If we intend to redeem your notes early, we will deliver notice to The Depository Trust Company, or DTC, at least three business days before the applicable Optional Call Payment Date on which the notes are redeemed early.

If the notes are redeemed early, you will not benefit from the Upside Leverage Factor that applies to the payment at maturity if the Final Value is greater than the Initial Value.  Because the Upside Leverage Factor does not apply to the payment upon an early redemption, the payment upon an early redemption may be significantly less than the payment at maturity for the same level of appreciation in the Index.

Payment at Maturity:

If the notes have not been redeemed early and the Final Value is greater than the Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Index Return × Upside Leverage Factor)

If the notes have not been redeemed early and the Final Value is equal to the Initial Value or is less than the Initial Value by up to the Buffer Amount, you will receive the principal amount of your notes at maturity.

If the notes have not been redeemed early and the Final Value is less than the Initial Value by more than the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 × (Index Return + Buffer Amount)]

If the notes have not been redeemed early and the Final Value is less than the Initial Value by more than the Buffer Amount, you will lose some or most of your principal amount at maturity.

Index Return:

(Final Value – Initial Value)
Initial Value

Initial Value: The closing level of the Index on the Pricing Date

Final Value: The closing level of the Index on the Observation Date

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

PS-1 | Structured Investments Callable Buffered Return Enhanced Notes Linked to the S&P 500® Futures Excess Return Index

Supplemental Terms of the Notes

The notes are not futures contracts or swaps and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

For purposes of the accompanying product supplement, the Index will be deemed to be an Equity Index, except as provided below, and any references in the accompanying product supplement to the securities included in an Equity Index (or similar references) should be read to refer to the securities included in the S&P 500® Index, which is the reference index for the futures contracts included in the Index. Notwithstanding the foregoing, the Index will be deemed to be a Commodity Index for purposes of the section entitled “The Underlyings — Indices — Discontinuation of an Index; Alteration of Method of Calculation” in the accompanying product supplement.

Notwithstanding anything to the contrary in the accompanying product supplement, if a Determination Date (as defined in the accompanying product supplement) has been postponed to the applicable Final Disrupted Determination Date (as defined in the accompanying product supplement) and that day is a Disrupted Day (as defined in the accompanying product supplement), the calculation agent will determine the closing level of the Index for that Determination Date on that Final Disrupted Determination Date in accordance with the formula for and method of calculating the closing level of the Index last in effect prior to the commencement of the market disruption event (or prior to the non-trading day), using the official settlement price (or, if trading in the relevant futures contract has been materially suspended or materially limited, the calculation agent’s good faith estimate of the applicable settlement price that would have prevailed but for that suspension or limitation) at the close of the principal trading session on that date of each futures contract most recently composing the Index, as well as any futures contract required to roll any expiring futures contract in accordance with the method of calculating the Index.

Any values of the Index, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.

PS-2 | Structured Investments Callable Buffered Return Enhanced Notes Linked to the S&P 500® Futures Excess Return Index

Hypothetical Payout Profile

Payment upon an Early Redemption

Payment at Maturity If the Notes Have Not Been Redeemed Early

PS-3 | Structured Investments Callable Buffered Return Enhanced Notes Linked to the S&P 500® Futures Excess Return Index

Call Premium Amount

The table below illustrates the Call Premium Amount per $1,000 principal amount note for each Optional Call Payment Date based on the Call Premium Amounts set forth under “Key Terms — Call Premium Amount” above.

Optional Call Payment Date	Call Premium Amount
1st	$190.0000
2nd	$205.8333
3rd	$221.6667
4th	$237.5000
5th	$253.3333
6th	$269.1667
7th	$285.0000
8th	$300.8333
9th	$316.6667
10th	$332.5000
11th	$348.3333
12th	$364.1667
13th	$380.0000
14th	$395.8333
15th	$411.6667
16th	$427.5000
17th	$443.3333
18th	$459.1667
19th	$475.0000
20th	$490.8333
21st	$506.6667
22nd	$522.5000
23rd	$538.3333
24th	$554.1667
25th	$570.0000
26th	$585.8333
27th	$601.6667
28th	$617.5000
29th	$633.3333
30th	$649.1667
31st	$665.0000
32nd	$680.8333
33rd	$696.6667
34th	$712.5000
35th	$728.3333
36th	$744.1667
37th	$760.0000
38th	$775.8333
39th	$791.6667
40th	$807.5000
41st	$823.3333
42nd	$839.1667
43rd	$855.0000
44th	$870.8333
45th	$886.6667
46th	$902.5000
47th	$918.3333
Final	$934.1667
PS-4 | Structured Investments Callable Buffered Return Enhanced Notes Linked to the S&P 500® Futures Excess Return Index

Payment at Maturity If the Notes Have Not Been Redeemed Early

The following table illustrates the hypothetical total return and payment at maturity on the notes linked to a hypothetical Index if the notes have not been redeemed early. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns and payments set forth below assume the following:

•	the notes have not been redeemed early;
•	an Initial Value of 100.00;
•	an Upside Leverage Factor of 2.60; and
•	a Buffer Amount of 20.00%.

The hypothetical Initial Value of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value. The actual Initial Value will be the closing level of the Index on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing levels of the Index, please see the historical information set forth under “The Index” in this pricing supplement.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

Final Value	Index Return	Total Return on the Notes	Payment at Maturity
165.00	65.00%	169.00%	$2,690.00
150.00	50.00%	130.00%	$2,300.00
140.00	40.00%	104.00%	$2,040.00
130.00	30.00%	78.00%	$1,780.00
120.00	20.00%	52.00%	$1,520.00
110.00	10.00%	26.00%	$1,260.00
105.00	5.00%	13.00%	$1,130.00
101.00	1.00%	2.60%	$1,026.00
100.00	0.00%	0.00%	$1,000.00
95.00	-5.00%	0.00%	$1,000.00
90.00	-10.00%	0.00%	$1,000.00
80.00	-20.00%	0.00%	$1,000.00
70.00	-30.00%	-10.00%	$900.00
60.00	-40.00%	-20.00%	$800.00
50.00	-50.00%	-30.00%	$700.00
40.00	-60.00%	-40.00%	$600.00
30.00	-70.00%	-50.00%	$500.00
20.00	-80.00%	-60.00%	$400.00
10.00	-90.00%	-70.00%	$300.00
0.00	-100.00%	-80.00%	$200.00

PS-5 | Structured Investments Callable Buffered Return Enhanced Notes Linked to the S&P 500® Futures Excess Return Index

How the Notes Work

Upside Scenario If Early Redemption:

If we elect to redeem the notes early, regardless of the performance of the Index, investors will receive on the applicable Optional Call Payment Date, for each $1,000 principal amount note, (a) $1,000 plus (b) the Call Premium Amount applicable to that Optional Call Payment Date. No further payments will be made on the notes.

•	If the notes are redeemed early on the first Optional Call Payment Date, investors will receive a return equal to 19.00%, or $1,190.00 per $1,000 principal amount note.
•	If the notes are redeemed early on the final Optional Call Payment Date, investors will receive a return equal to 93.41667%, or $1,934.1667 per $1,000 principal amount note.

Upside Scenario If No Early Redemption:

If the notes have not been redeemed early and the Final Value is greater than the Initial Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the Index Return times the Upside Leverage Factor of at least 2.60.

•	Assuming a hypothetical Upside Leverage Factor of 2.60, if the notes have not been redeemed early and the closing level of the Index increases 5.00%, investors will receive at maturity a return equal to 13.00%, or $1,130.00 per $1,000 principal amount note.

Par Scenario:

If the notes have not been redeemed early and the Final Value is equal to the Initial Value or is less than the Initial Value by up to the Buffer Amount of 20.00%, investors will receive at maturity the principal amount of their notes.

Downside Scenario:

If the notes have not been redeemed early and the Final Value is less than the Initial Value by more than the Buffer Amount of 20.00%, investors will lose 1% of the principal amount of their notes for every 1% that the Final Value is less than the Initial Value by more than the Buffer Amount.

•	For example, if the notes have not been redeemed early and the closing level of the Index declines 40.00%, investors will lose 60.00% of their principal amount and receive only 600.00 per $1,000 principal amount note at maturity, calculated as follows:

$1,000 + [$1,000 × (-60.00% + 20.00%)] = $600.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until early redemption. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the notes have not been redeemed early and the Final Value is less than the Initial Value by more than 20.00%, you will lose 1% of the principal amount of your notes for every 1% that the Final Value is less than the Initial Value by more than 20.00%. Accordingly, under these circumstances, you will lose up to 80.00% of your principal amount at maturity.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

PS-6 | Structured Investments Callable Buffered Return Enhanced Notes Linked to the S&P 500® Futures Excess Return Index

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	IF THE NOTES ARE REDEEMED EARLY, THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE APPLICABLE CALL PREMIUM AMOUNT PAID ON THE NOTES,

regardless of any appreciation of the Index, which may be significant. In addition, if the notes are redeemed early, you will not benefit from the Upside Leverage Factor that applies to the payment at maturity if the Final Value is greater than the Initial Value.  Because the Upside Leverage Factor does not apply to the payment upon an early redemption, the payment upon an early redemption may be significantly less than the payment at maturity for the same level of appreciation in the Index.

•	THE OPTIONAL EARLY REDEMPTION FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If we elect to redeem your notes early, the term of the notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk. Even in cases where we elect to redeem your notes before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•	THE NOTES DO NOT PAY INTEREST.
•	YOU WILL NOT HAVE ANY RIGHTS WITH RESPECT TO THE E-MINI® S&P 500® FUTURES CONTRACTS (THE “UNDERLYING FUTURES CONTRACTS”) OR THE SECURITIES INCLUDED IN THE INDEX UNDERLYING THE UNDERLYING FUTURES CONTRACTS.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Upside Leverage Factor.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

PS-7 | Structured Investments Callable Buffered Return Enhanced Notes Linked to the S&P 500® Futures Excess Return Index

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Index

•	JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE S&P 500® INDEX, THE INDEX UNDERLYING THE UNDERLYING FUTURES CONTRACTS OF THE INDEX,

but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the level of the Index.

•	THE INDEX IS SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH THE UNDERLYING FUTURES CONTRACTS —

The Index tracks the excess return of the Underlying Futures Contracts. The price of an Underlying Futures Contract depends not only on the level of the underlying index referenced by the Underlying Futures Contract, but also on a range of other factors, including but not limited to the performance and volatility of the U.S. stock market, corporate earnings reports, geopolitical events, governmental and regulatory policies and the policies of the Chicago Mercantile Exchange (the “Exchange”) on which the Underlying Futures Contracts trade. In addition, the futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These factors and others can cause the prices of the Underlying Futures Contracts to be volatile and could adversely affect the level of the Index and any payments on, and the value of, your notes.

PS-8 | Structured Investments Callable Buffered Return Enhanced Notes Linked to the S&P 500® Futures Excess Return Index

•	SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE UNDERLYING FUTURES CONTRACTS MAY ADVERSELY AFFECT THE VALUE OF YOUR NOTES —

Futures markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, the participation of speculators, and government regulation and intervention. In addition, futures exchanges generally have regulations that limit the amount of the Underlying Futures Contract price fluctuations that may occur in a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of those limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could delay the calculation of the level of the Index and could adversely affect the level of the Index and any payments on, and the value of, your notes.

•	The Performance of the Index Will Differ from the Performance of the Index Underlying the Underlying Futures Contracts —

A variety of factors can lead to a disparity between the performance of a futures contract on an equity index and the performance of that equity index, including the expected dividend yields of the equity securities included in that equity index, an implicit financing cost associated with futures contracts and policies of the exchange on which the futures contracts are traded, such as margin requirements. Thus, a decline in expected dividends yields or an increase in margin requirements may adversely affect the performance of the Index. In addition, the implicit financing cost will negatively affect the performance of the Index, with a greater negative effect when market interest rates are higher. During periods of high market interest rates, the Index is likely to underperform the equity index underlying the Underlying Futures Contracts, perhaps significantly.

•	NEGATIVE ROLL RETURNS ASSOCIATED WITH THE UNDERLYING FUTURES CONTRACTS MAY ADVERSELY AFFECT THE LEVEL OF THE INDEX AND THE VALUE OF THE NOTES —

The Index tracks the excess return of the Underlying Futures Contracts. Unlike common equity securities, futures contracts, by their terms, have stated expirations. As the exchange-traded Underlying Futures Contracts approach expiration, they are replaced by contracts of the same series that have a later expiration. For example, an Underlying Futures Contract notionally purchased and held in June may specify a September expiration date. As time passes, the contract expiring in September is replaced by a contract for delivery in December. This is accomplished by notionally selling the September contract and notionally purchasing the December contract. This process is referred to as “rolling.” Excluding other considerations, if prices are higher in the distant delivery months than in the nearer delivery months, the notional purchase of the December contract would take place at a price that is higher than the price of the September contract, thereby creating a negative “roll return.” Negative roll returns adversely affect the returns of the Underlying Futures Contracts and, therefore, the level of the Index and any payments on, and the value of, the notes. Because of the potential effects of negative roll returns, it is possible for the level of the Index to decrease significantly over time, even when the levels of the underlying index referenced by the Underlying Futures Contracts are stable or increasing.

•	OTHER KEY RISK:
o	THE INDEX COMPRISES NOTIONAL ASSETS AND LIABILITIES. THERE IS NO ACTUAL PORTFOLIO OF ASSETS TO WHICH ANY PERSON IS ENTITLED OR IN WHICH ANY PERSON HAS ANY OWNERSHIP INTEREST.
PS-9 | Structured Investments Callable Buffered Return Enhanced Notes Linked to the S&P 500® Futures Excess Return Index

The Index

The Index measures the performance of the nearest maturing quarterly Underlying Futures Contracts trading on the Chicago Mercantile Exchange (the “Exchange”). The Underlying Futures Contracts are U.S. dollar-denominated futures contracts based on the S&P 500® Index. The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the Index and the Underlying Futures Contracts, see Annex A in this pricing supplement.

Historical Information

The following graph sets forth the historical performance of the Index based on the weekly historical closing levels of the Index from January 4, 2019 through May 3, 2024. The closing level of the Index on May 9, 2024 was 454.13. We obtained the closing levels above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Pricing Date or the Observation Date. There can be no assurance that the performance of the Index will result in the return of any of your principal amount in excess of $200.00 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Tax Treatment

In determining our reporting responsibilities, we intend to treat the notes for U.S. federal income tax purposes as “open transactions” that are not debt instruments, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.

No statutory, judicial or administrative authority directly addresses the characterization of the notes (or similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Assuming that “open transaction” treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of the notes at the issue price. However, the IRS or a court may not respect the treatment of the notes as “open transactions,” in which case the timing and character of any income or loss on the notes could be materially and adversely affected. For instance, the notes could be treated as contingent payment debt instruments, in which case the gain on your notes would be treated as ordinary income and you would be required to accrue original issue discount on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity.

In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of

PS-10 | Structured Investments Callable Buffered Return Enhanced Notes Linked to the S&P 500® Futures Excess Return Index

income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming

PS-11 | Structured Investments Callable Buffered Return Enhanced Notes Linked to the S&P 500® Futures Excess Return Index

risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Index” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

PS-12 | Structured Investments Callable Buffered Return Enhanced Notes Linked to the S&P 500® Futures Excess Return Index

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
•	Underlying supplement no. 1-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-13 | Structured Investments Callable Buffered Return Enhanced Notes Linked to the S&P 500® Futures Excess Return Index

Annex A

The S&P 500® Futures Excess Return Index

All information contained in this pricing supplement regarding the S&P 500® Futures Excess Return Index (the “SPX Futures Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”). The SPX Futures Index is calculated, maintained and published by S&P Dow Jones. S&P Dow Jones has no obligation to continue to publish, and may discontinue the publication of, the SPX Futures Index.

The SPX Futures Index is reported by Bloomberg L.P. under the ticker symbol “SPXFP.”

The SPX Futures Index measures the performance of the nearest maturing quarterly E-mini® S&P 500® futures contracts (Symbol: ES) (the “Underlying Futures Contracts”) trading on the Chicago Mercantile Exchange (the “Exchange”). E-mini® S&P 500® futures contracts are U.S. dollar-denominated futures contracts based on the S&P 500® Index. For additional information about the S&P 500® Index, see “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement. The SPX Futures Index is calculated real-time from the price change of the Underlying Futures Contracts. The SPX Futures Index is an “excess return” index that is based on price levels of the Underlying Futures Contracts as well as the discount or premium obtained by “rolling” hypothetical positions in the Underlying Futures Contracts as they approach delivery. The SPX Futures Index does not reflect interest earned on hypothetical, fully collateralized contract positions.

Index Rolling

As each Underlying Futures Contract approaches maturity, it is replaced by the next maturing Underlying Futures Contract in a process referred to as “rolling.” The rolling of the SPX Futures Index occurs quarterly over a one-day rolling period (the “roll day”) every March, June, September and December, effective after the close of trading five business days preceding the last trading date of the maturing Underlying Futures Contract.

On any scheduled roll day, the occurrence of either of the following circumstances will result in an adjustment of the roll day according to the procedure set forth in this section:

•	An exchange holiday occurs on that scheduled roll day.
•	The daily contract price of any Underlying Futures Contract within the index on that scheduled roll day is a limit price.

If either of the above events occur, the relevant roll day will take place on the next designated commodity index business day whereby none of the circumstances identified take place.

If a disruption is approaching the last trading day of a contract expiration, the Index Committee (defined below) will convene to determine the appropriate course of action, which may include guidance from the Exchange.

The Index Committee may change the date of a given rebalancing for reasons including market holidays occurring on or around the scheduled rebalancing date. Any such change will be announced with proper advance notice where possible.

Index Calculations

The closing level of the SPX Futures Index on any trading day reflects the change in the daily contract price of the Underlying Futures Contract since the immediately preceding trading day. On each quarterly roll day, the closing level of the SPX Futures Index reflects the change from the daily contract price of the maturing Underlying Futures Contract on the immediately preceding trading day to the daily contract price of the next maturing Underlying Futures Contract on that roll day.

The daily contract price of an Underlying Futures Contract will be the settlement price reported by the Exchange. If the Exchange fails to open due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events, the SPX Futures Index uses the prior daily contract prices. In situations where the Exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, S&P Dow Jones calculates the closing level of the SPX Futures Index based on (1) the daily contract price published by the Exchange, or (2) if no daily contract price is available, the Index Committee determines the course of action and notifies clients accordingly.

Index Corrections and Recalculations

S&P Dow Jones reserves the right to recalculate an index at its discretion in the event that settlement prices are amended or upon the occurrence of a missed index methodology event (deviation from what is stated in the methodology document).

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Index Governance

An S&P Dow Jones index committee (the “Index Committee”) maintains the SPX Futures Index. All committee members are full-time professional members of S&P Dow Jones’ staff. The Index Committee may revise index policy covering rules for including currencies, the timing of rebalancing or other matters. The Index Committee considers information about changes to the SPX Futures Index and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.

The Index Committees reserve the right to make exceptions when applying the methodology of the SPX Futures Index if the need arises. In any scenario where the treatment differs from the general rules stated in this document or supplemental documents, notice will be provided, whenever possible.

In addition to the daily governance of the SPX Futures Index and maintenance of its index methodology, at least once within any 12-month period, the Index Committee reviews the methodology to ensure the SPX Futures Index continues to achieve the stated objectives, and that the data and methodology remain effective. In certain instances, S&P Dow Jones may publish a consultation inviting comments from external parties.

License Agreement

JPMorgan Chase & Co. or its affiliate has entered into an agreement with S&P Dow Jones that provides it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the SPX Futures Index, which is owned and published by S&P Dow Jones, in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones or its third-party licensors. Neither S&P Dow Jones nor its third-party licensors make any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the SPX Futures Index to track general stock market performance. S&P Dow Jones’ and its third-party licensors’ only relationship to JPMorgan Financial or JPMorgan Chase & Co. is the licensing of certain trademarks and trade names of S&P Dow Jones and the third-party licensors and of the SPX Futures Index which is determined, composed and calculated by S&P Dow Jones or its third-party licensors without regard to JPMorgan Financial or JPMorgan Chase & Co. or the notes. S&P Dow Jones and its third-party licensors have no obligation to take the needs of JPMorgan Financial or JPMorgan Chase & Co. or the owners of the notes into consideration in determining, composing or calculating the SPX Futures Index. Neither S&P Dow Jones nor its third-party licensors are responsible for and has not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the notes.

NEITHER S&P DOW JONES, ITS AFFILIATES NOR THEIR THIRD-PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE SPX FUTURES INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES, ITS AFFILIATES AND THEIR THIRD-PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE SPX FUTURES INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES, ITS AFFILIATES OR THEIR THIRD-PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

“S&P®” and “S&P 500®” are trademarks of S&P Global, Inc. or its affiliates and have been licensed for use by JPMorgan Chase & Co. and its affiliates, including JPMorgan Financial.

Background on Futures Contracts

Overview of Futures Markets

Futures contracts are contracts that legally obligate the holder to buy or sell an asset at a predetermined delivery price during a specified future time period. Futures contracts are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of an underlying asset or financial instrument during a stated delivery month for a fixed price. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the underlying asset or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

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No purchase price is paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but it may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts.

In the United States, futures contracts are traded on designated contract markets. At any time prior to the expiration of a futures contract, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position, subject to the availability of a liquid secondary market. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant,” which is a member of the clearing house.

Unlike common equity securities, futures contracts, by their terms, have stated expirations. At a specific point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular asset or financial instrument with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling.” For example, a market participant with a long position in a futures contract expiring in November who wishes to maintain a position in the nearest delivery month will, as the November contract nears expiration, sell the November contract, which serves to close out the existing long position, and buy a futures contract expiring in December. This will “roll” the November position into a December position, and, when the November contract expires, the market participant will still have a long position in the nearest delivery month.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodity Futures Trading Commission (the “CFTC”). Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by foreign regulatory authorities comparable to the CFTC. The structure and nature of trading on non-U.S. exchanges, however, may differ from the above description.

Underlying Futures Contracts

E-mini® S&P 500® futures contracts are U.S. dollar-denominated futures contracts, based on the S&P 500® Index, traded on the Exchange, representing a contract unit of $50 multiplied by the S&P 500® Index, measured in cents per index point.

E-mini® S&P 500® futures contracts listed for the nearest nine quarters, for each March, June, September and December, and the nearest three Decembers are available for trading. Trading of the E-mini® S&P 500® futures contracts will terminate at 9:30 A.M. Eastern time on the third Friday of the contract month.

The daily settlement prices of the E-mini® S&P 500® futures contracts are based on trading activity in the relevant contract (and in the case of a lead month also being the expiry month, together with trading activity on lead month-second month spread contracts) on the Exchange during a specified settlement period. The final settlement price of E-mini® S&P 500® futures contracts is based on the opening prices of the component stocks in the S&P 500® Index, determined on the third Friday of the contract month.

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